PROSPECTUS SUPPLEMENT NO. 8 (To Prospectus Dated August 15, 2006)	Filed pursuant to Rule 424(b)(3) File Number 333-136651
$250,000,000
Manor Care, Inc.
2% Convertible Senior Notes due 2036
Shares of Common Stock Issuable Upon Conversion of the Notes

     This prospectus supplement no. 8 supplements the prospectus dated August 15, 2006 relating to the resale from time to time by certain securityholders of up to $250,000,000 of our 2% Convertible Senior Notes due 2036 and the shares of common stock issuable upon conversion of the notes. You should read this prospectus supplement in conjunction with the prospectus. This prospectus supplement no. 8 is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement no. 8 supersedes the information contained in the prospectus.
     The information appearing under the heading “Selling Securityholders” in the prospectus is hereby amended by the addition or substitution, as applicable, of the following:

Principal
Amount of Notes
	Beneficially Owned	Percentage	Percentage of	Common
	and Offered	of Notes	Common Stock	Stock Offered
Name	Hereby	Outstanding	Outstanding(1)	Hereby(2)
S.A.C. Arbitrage Fund, LLC	$3,000,000	1.20%	0.09%	66,327

(1)	Calculated based on 73,661,336 shares of our common stock outstanding as of July 31, 2006. In calculating this amount for each holder, we treated as outstanding the number of shares of our common stock issuable upon conversion of all that holders’s notes, but we did not assume conversion of any other holder’s notes.

(2)	Represents the maximum number of shares of our common stock issuable upon conversion of all of the holder’s notes, based on the maximum conversion rate of 22.1091 shares of our common stock per $1,000 principal amount at maturity of the notes. This conversion rate is subject to adjustment, however, as described in the prospectus under “Description of Notes—Conversion Rights—Conversion Rate Adjustments.” As a result, the maximum number of shares of our common stock issuable upon conversion of the notes may increase or decrease in the future.
     You should carefully consider matters discussed under the caption “Risk Factors” beginning on page 5 of the prospectus.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is March 20, 2007